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                                                                   Exhibit 16(g)





                         CRAMER ROSENTHAL MCGLYNN, LLC
                                    ("CRM")



                                Code of Ethics

                                      and

                       Standards of Professional Conduct

                              reprinted from the

              Association for Investment Management and Research

                                publication for

                 The Institute of Chartered Financial Analysts



All portfolio managers, analysts and other employees who make investment recommendations are expected to comply with this Code of Ethics and these Standards of Professional Conduct.





                             Revised June 20, 2000

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                                CODE OF ETHICS

A financial analyst should conduct himself/1/ with integrity and dignity and act in an ethical manner in his dealing with the public, clients, customers, employers, employees, and fellow analysts.

A financial analyst should conduct himself and should encourage others to practice financial analysis in a professional and ethical manner that will reflect credit on himself and his profession.

A financial analyst should act with competence and should strive to maintain and improve his competence and that of others in the profession.

A financial analyst should use proper care and exercise independent professional judgment.



__________________
/1/ Masculine pronouns, used throughout the Code and Standards to simplify sentence structure, shall apply to all persons, regardless of sex.

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                       STANDARDS OF PROFESSIONAL CONDUCT


I.   Obligation to Inform Employer of Code and Standards

          The financial analyst shall inform his employer, through his direct supervisor, that the analyst is obligated to comply with the Code of Ethics and Standards of Professional Conduct, and is subject to disciplinary sanctions for violations thereof. He shall deliver a copy of the Code and Standards to his employer if the employer does not have a copy.

II.  Compliance with Governing Laws and Regulations and the Code and Standards

          A.  Required Knowledge and Compliance

                  The financial analyst shall maintain knowledge of and shall comply with all applicable laws, rules, and regulations of any government, governmental agency, and regulatory organization governing his professional, financial, or business activities, as well as with these Standards of Professional Conduct and the accompanying Code of Ethics.

          B.  Prohibition Against Assisting Legal and Ethical Violations

                  The financial analyst shall not knowingly participate in, or assist, any acts in violation of any applicable law, rule, or regulation of any government, governmental agency, or regulatory organization governing his professional, financial, or business activities, nor any act which would violate any provision of these Standards of Professional Conduct or the accompanying Code of Ethics.

          C.  Prohibition Against Use of Material Nonpublic Information

          The financial analyst shall comply with all laws and regulations relating to the use and communication of material nonpublic information. The financial analyst's duty is generally defined as to not trade while in possession of, nor communicate, material nonpublic information in breach of a duty, or if the information is misappropriated.

               Duties under the standard include the following: (1) If the analyst acquires such information as a result of a special or confidential relationship with the issuer or others, he shall not communicate the information (other that within the relationship), or take investment action on the basis of such information, if it violates that relationship. (2) If the analyst is not in a special or confidential relationship with the issuer or others, he shall not communicate or act on material nonpublic information if he knows, or should have known, that such information (a) was disclosed to him, or would result, in a breach of a duty, or (b) was misappropriated.

          If such a breach of duty exists, the analyst shall make reasonable efforts to achieve public dissemination of such information.

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          D.  Responsibilities of Supervisors

               A financial analyst with supervisory responsibility shall exercise reasonable supervision over those subordinate employees subject to his control, to prevent any violation such persons of applicable statues, regulations, or provisions of the Code of Ethics or Standards of Professional Conduct. In so doing the analyst is entitled to rely upon reasonable procedures established by his employer.

III. Research Reports, Investment Recommendations and Actions

          A.  Reasonable Basis and Representations

               1. The financial analyst shall exercise diligence and thoroughness in making an investment recommendations to others or in taking an investment action for others.

               2. The financial analyst shall have a reasonable and adequate basis for such recommendations and actions, supported by appropriate research and investigation.

               3. The financial analyst shall make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.

               4. The financial analyst shall maintain appropriate records to support the reasonableness of such recommendations and actions.

          B.  Research Reports

               1. The financial analyst shall use reasonable judgment as to the inclusion of relevant factors in research reports.

               2. The financial analyst shall distinguish between facts and opinions in research reports.

               3. The financial analyst shall indicate the basic characteristics of the investment involved when preparing for general public distribution a research report that is not directly related to a specific portfolio or client.


          C.  Portfolio Investment Recommendations and Actions

               1. The financial analyst shall, when making an investment recommendation or taking an investment action for a specific portfolio or client, consider its appropriateness and suitability for such portfolio or client. In considering such matters, the financial analyst shall take into account
                    (a) the needs and circumstances of the client, (b) the basic characteristics of the investment involved, and (c) the basic characteristics of the total

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                    portfolio. The financial analyst shall use reasonable
                    judgment to determine the applicable relevant factors.

               2. The financial analyst shall distinguish between facts and opinions in the presentation of investment recommendations.

               3. The financial analyst shall disclose to clients and prospective clients the basic format and general principals of the investment processes by which securities are selected and portfolios are constructed and shall promptly disclose to clients any changes that might significantly affect those processes.

          D.  Prohibition Against Plagiarism

               The financial analyst shall not, when presenting material to his employer, associates, customers, clients, or the general public, copy or use in substantially the same form, material prepared by other persons without acknowledging its use and identifying the name of the author or publisher of such material. The analyst may, however, use without acknowledgment factual information published by recognized financial and statistical reporting services or similar sources.

          E.  Prohibition Against Misrepresentation of Services

                    The financial analyst shall not make any statements, orally or in writing, which misrepresent (1) the services that the analyst or his firm is capable of performing for the client,
                    (2) the qualifications of such analyst or his firm, and/or
                    (3) the expected performance of any investment.

               The financial analyst shall not make, orally or in writing, explicitly or implicitly, any assurances about or guarantees of any investment or its return except communication of accurate information as to the terms of the investment instrument and the issuer's obligations under the instrument.

          F.  Performance Presentation Standards

               1. The financial analyst shall not make any statements, orally or in writing, which misrepresent the investment performance that the analyst or his firm has accomplished or can reasonably be expected to achieve.

               2. If an analyst communicates directly or indirectly individual or firm performance information to a client or prospective client, or in a manner intended to be received by a client or prospective client ("Performance Information"), the analyst shall make every reasonable effort to ensure that such Performance Information is a fair, accurate, and complete presentation of such performance.

               3. The financial analyst shall inform his employer about the existence and content of the Association for Investment Management and Research's Performance Presentation Standards, and this Standard III F, and shall

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                    encourage his employer to adopt and use the Performance
                    Presentation Standards.

               4. If Performance Information complies with the Performance Presentation Standards, the analyst shall be presumed to be in compliance with III F 2 above.

               5. An analyst presenting Performance Information may use the following legend on the Performance Information presentation, but only if the analyst has made every reasonable effort to ensure that such presentation is in compliance with the Performance Presentation Standards in all material respects:

                    "This report has been prepared and presented in compliance with the Performance Presentation Standards of the Association for Investment Management and Research."

          G.  Fair Dealing with Customers and Clients

                    The financial analyst shall act in a matter consistent with his obligation to deal fairly with all customers and clients when (1) disseminating investment recommendations, (2) disseminating materials changes in prior investment advice, and (3) taking investment action.


IV.  Priority of Transactions

          The financial analyst shall conduct himself in such a manner that transactions for his customers, clients, and employer have priority over transactions in securities or other investments of which he is the beneficial owner, and so that transactions in securities or other investments in which he has such beneficial ownership do not operate adversely to their interests. If an analyst decides to make a recommendation about the purchase or sale of a security or other investment, he shall give his customers, clients, and employer adequate opportunity to act on this recommendation before acting on his own behalf.

          For purposes of these Standards of Professional Conduct, a financial analyst is a "beneficial owner" if he directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities or the investment.

V.   Disclosure of Conflicts

          The financial analyst, when making investment recommendations, or taking investment actions, shall disclose to his customers and clients any material conflict or interest relating to him and any material beneficial ownership of the securities or other investments involved that could reasonably be expected to impair his ability to render unbiased and objective advice.

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          The financial analyst shall disclose to his employer all matters that could reasonably be expected to interfere with his duty to the employer, or with his ability to render unbiased and objective advice.

          The financial analyst shall also comply with all requirements as to disclosure of conflicts of interest imposed by law and by rules and regulations of organizations governing his activities and shall comply with any prohibitions on his activities if a conflict of interest exists.

VI.  Compensation

          A.  Disclosure of Additional Compensation Arrangements

               The financial analyst shall inform his customers, clients, and employer of compensation or other benefit arrangements in connection with his services to them which are in addition to compensation from them for such services.

          B.  Disclosure of Referral Fees

               The financial analyst shall make appropriate disclosure to a prospective client or customer of any consideration paid or other benefit delivered to others for recommending his services to that prospective client or customer.

          C.  Duty to Employer

               The financial analyst shall not undertake independent practice, which could result in compensation or other benefit in competition with his employer unless he has received written consent from both his employer and the person for whom he undertakes independent employment.

VII. Relationships with Others

          A.  Preservation of Confidentiality

               A financial analyst shall preserve the confidentiality of information communicated by the client concerning matters within the scope of the confidential relationship, unless the financial analyst receives information concerning illegal activities on the part of the client.

          B.  Maintenance of Independence and Objectivity

               The financial analyst, in relationships and contacts with an issuer of securities, whether individually or as a member of a group, shall use particular care and good judgment to achieve and maintain independence and objectivity.

          C.  Fiduciary Duties

               The financial analyst, in relationships with clients, shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom it is owed.

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VIII. Use of Professional Designation

          The qualified financial analyst may use, as applicable, the professional designation "Member of the Association for Investment Management and Research," "Member of the Financial Analysts Federation," and "Member of the Institute of Chartered Financial Analysts," and is encouraged to do so, but only in a dignified and judicious manner. The use of the designations may be accompanied by an accurate explanation (1) of the requirements that have been met to obtain the designation, and (2) of the Association for Investment Management and Research, the Financial Analysts Federation, and the Institute of Chartered Financial Analysts, as applicable.

          The Chartered Financial Analyst may use the professional designation "Chartered Financial Analyst," or the abbreviation "CFA," and is encouraged to do so, but only in a dignified and judicious manner. The use of the designation may be accompanied by an accurate explanation (1) of the requirements that have been met to obtain the designation, and (2) of the Association for Investment Management and Research and the Institute of Chartered Financial Analysts.


IX.  Professional Misconduct

          The financial analyst shall not (1) commit a criminal act that upon conviction materially reflects adversely on his honesty, trustworthiness, or fitness as a financial analyst in other respects, or (2) engage in conduct involving dishonesty, fraud, deceit, or misrepresentation.

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                  INVESTMENT ADVISER CODE OF ETHICS CONCERNING
                    PERSONAL SECURITIES TRANSACTIONS SUMMARY

                          Cramer Rosenthal McGlynn, LLC

                              Revised May 24, 2000
                              --------------------

The following summary is intended to assist you in understanding what is prohibited and what is permissible, as more fully detailed in the Code.

     1. Portfolio Managers, Assistant Portfolio Managers and Access employees where ownership would exceed 5% of the outstanding shares of the company being traded, are prohibited from purchasing or selling any security that he/she knows has to have been purchased, sold, or considered within the last 7 days. This rule is subject to the client portfolios that he/she oversees as manager. You are also prohibited from purchasing or selling any security which you know is being considered for purchase or sale by any of our advised mutual funds or clients or which you know has been considered for such action within the last 7 days. Transactions in stocks for which the market capitalization of the company is greater than $500 million are generally exempt from this prohibition and may therefore be "bunched" or aggregated with orders of the funds or client portfolios. The compliance department to ensure all clients received best execution during the course of that trading day will review executed bunched transactions. In the event a client received a poorer price than an employee did during the day, the best execution will be awarded to the client. However, "bunching" would not be permitted if the aggregate order, including orders from "proprietary" accounts would exceed 20% of the anticipated daily volume of the company's stock. In addition, any "proprietary" account which uses a "directed" broker may be required to wait until 2 p.m. in order to execute a trade requested during that day. All access employee trades that are not bunched with clients' will not be executed until all open orders are completed for the clients. Once completed, the access employee's trade will be executed immediately, providing the employee is in compliance with the 7-day and 60-day rule. If a stock is not executed during the day requested, you must resubmit your request on the following day. Non - Access employees are permitted to execute with out approval trades of 100 shares or less. However, the non- - access employee is still required to complete the standard Trade Notification Form and the share position of the security must not exceed 499 shares, in the aggregate. Any purchase of a security leading to a position of 500 shares would be subject to the Access Employee rules. An Access Employee as defined is a Principal, Officer, or individual who has the ability to make investment decisions for clients. Transactions in shares of unaffiliated mutual funds, government securities and money market instruments are also generally exempt. Notwithstanding these general exemptions, the SEC has full authority to review all transactions to determine whether there has been any violation of federal securities laws.

     2. You are prohibited from revealing any information regarding an actual or proposed securities trade by any of our clients except in the normal course of your duties as CRM director, officer or employee.

     3. A portfolio manager who intends to purchase a security in a mutual fund must first disclose any interest he/she has in the security to the Chief Investment Officer and to the officers of the mutual fund. Your interest can take the form of (a) ownership of any securities

                                 Page 1 of 15

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issued by the same issuer, (b) a contemplated trade by you of such securities,
(c) any position you hold with the issuer or its affiliates, or (d) any present or proposed business relationship between the issuer or its affiliates and you or any entity in which you have a significant interest. In general, this disclosure requirement does not apply to stocks for which the market capitalization of the company is greater than $500 million.

     4.   You are prohibited from purchasing any security in an IPO.

     5. You are prohibited from purchasing any security in a private placement without the prior approval of CRM's Investment Compliance Committee, and you must disclose any authorized investment in a private placement if you play any part in a subsequent consideration of an investment in securities of the issuer.

     6. You are prohibited from engaging in short-term trading (within 60 days), and will be required to disgorge any profits realized on any short-term trade. Exceptions to this prohibition must be approved in advance by two members of CRM's Investment Compliance Committee.

     7. You are prohibited from engaging in personal securities transactions (public or private in nature) without the prior written approval of CRM's Investment Compliance Committee.

     8. This Code applies to all directors, Access Employee's and Non-Access employees of CRM. It also covers trading by your spouse, minor children and adult members of your household and any account where you have a direct or indirect beneficial interest, influence or control. A new employee has a 30-day waiver to the bunching rule on any position purchased prior to the employee's official start date at CRM. During this period, the employee is still subject to filling out the normal trade approval form even with this exemption. Following this 30-day period, any restrictions to trading due to the bunching rule would apply.

     9. Certain transactions may be permitted under The Policy and Procedures for Allocation and Aggregation of Trades of Securities, which was implemented on June 1, 1996, and revised on January 1, 1998, and any successive policy and procedures concerning the same ("Allocation Procedures"). Any transactions implemented under the Allocation Procedures supersede this Code of Ethics.

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                        INVESTMENT ADVISER CODE OF ETHICS
                   CONCERNING PERSONAL SECURITIES TRANSACTIONS
                   -------------------------------------------

                   This Code of Ethics applies with respect to
                  Cramer Rosenthal McGlynn, LLC's activities as
           an investment adviser to separately managed accounts and to investment companies.


1.        Purposes
          --------

          Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act") generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by associated persons of such companies. Section 204A of the Investment Advisers Act of 1940, as amended ("Advisers Act"), requires every registered investment adviser to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser.

          The purpose of this Code of Ethics is to provide regulations and procedures consistent with the 1940 Act and Rule 17j-1, designed to give effect to the general prohibitions set forth in Rule 17j-1(a), as follows:

          (a) It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in this section, by such registered investment company --

               (1) To employ any device, scheme or artifice to defraud such registered investment company,

               (2) To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading,

               (3) To engage in any act, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company, or

               (4) To engage in any manipulative practice with respect to such registered investment company.

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In addition, this Code of Ethics sets forth procedures to deter the misuse of material nonpublic information, in Appendix I hereto.

          The provisions of this Investment Adviser Code of Ethics Concerning Personal Securities Transactions and the attached Policy Statement on Insider Trading are in addition to and not a substitute for the Code of Ethics and The Standards of Professional Conduct of the Institute of Chartered Financial Analysts which shall apply to all portfolio managers, analysts and other employees who make investment recommendations.

2.        Definitions
          -----------

          (a)  "Adviser" means Cramer Rosenthal McGlynn LLC.

          (b) "Fund" means any registered investment company for which the Adviser serves as investment adviser or sub-adviser.

          (c) "Access person," means any director, officer, Principal or Advisory person of the . Advisor.

(d) "Advisory person" means (i) any employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale or a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in control relationship to the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security.

          (e) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

          (f) "Beneficial ownership" shall be interpreted with reference to the definition contained in the provisions of Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act") and the rules and regulations thereunder, as such provisions may be interpreted by the Securities and Exchange Commission ("SEC"), except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

          (g) "Control" shall have the meaning set forth in Section 2(a)(9) of the 1940 Act.

          (h) "Proprietary Accounts" means certain general accounts and pension accounts of the officers and employees of Advisers, either in their name or on their behalf.

          (i) "Public Accounts" means the Funds and any outside private accounts for which Adviser serves as investment adviser and in which Adviser (and persons associated with Adviser) has no ownership interest, direct or indirect (other than as a shareholder of the Funds).

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          (j)  "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

          (k) "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies not managed by the Adviser, securities issued or guaranteed as to principal and interest by the Government of the United States, short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper and such other money market instruments as designated by the Board of Directors of the Adviser.

3.        Prohibited Purchases and Sales
          ------------------------------

          (a) No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known: at the time of such purchase or sale

               (i) is being considered for purchase or sale by the Public Accounts, within 7 days or

               (ii) is being purchased or sold by the Public Accounts within 7 days.

               Transactions in stocks for which the market capitalization of the company is greater than $500 million are generally exempt from this prohibition and may therefore be "bunched" or aggregated with orders of the funds or client portfolios. However, "bunching" would not be permitted if the aggregate order, including orders from "proprietary" accounts would exceed 20% of the anticipated daily volume of the company's stock. In addition, any "proprietary" account which uses a "directed" broker may be required to wait until 2 p.m. in order to execute a trade requested during that day. If a stock is not executed during the day requested, you must resubmit your request on the following day. Transactions in shares of unaffiliated mutual funds, government securities and money market instruments are also generally exempt. Notwithstanding these general exemptions, the SEC has full authority to review all transactions to determine whether there has been any violation of federal securities laws.

          (b) No access or non-access person shall reveal to any other person (Except in the normal course of his or her duties on behalf of the Adviser) any information regarding securities transactions by the Public Accounts or consideration by the Public Accounts or the Adviser of any such securities transaction.

          (c) No access or non-access person shall recommend any securities transaction by the Public Accounts without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation, (i) his or her direct or indirect beneficial ownership of any securities of such issuer, (ii) any contemplated transaction by such person in such securities, (iii) any position with such issuer or its affiliates, and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such access person in such securities or issuer is not material to his or her personal net worth or any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by the Public Accounts or on the market for the securities generally, such access person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

          (d) No access or non-access person shall acquire any securities in an initial public offering.

          (e) No access or non-access person shall acquire any securities in a private placement without the prior approval of the Adviser's Investment Compliance Committee. Any authorized investment in a private placement must be disclosed by such access person when he or she plays any part in a Public Account's subsequent consideration of an investment in securities of the issuer, and any decision by the Fund or a portfolio manager on behalf of the Public Accounts to purchase securities of the issuer will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.

          (f) No access or non-access person shall profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days without prior approval of the Investment Compliance Committee. Any profits realized on any unauthorized short-term trade should be disgorged.

          (g) No access person shall purchase or sell any security for his or her own account without obtaining the prior written approval of the transaction by the Investment Compliance Committee. This approval will be acquired by filling out a trade pre-clearance form and giving it to the compliance coordinator. He will then check the 60 and 7-day rules for compliance purposes. After approval of Head Trader, a member of the Compliance Committee will then review the trade. Then the trading desk will execute the trade.

          (h) The Investment Compliance Committee shall maintain a Restricted List containing the names of all issuers that shall be deemed Restricted for any reason. This list will be distributed to all employees and to the Director of Trading on a regular basis. The securities so listed may not be purchased and/or sold for any client or by any employee. From time to time there may be certain securities on the Restricted List for which the Adviser is deemed an insider. In those cases, the firm will operate under the issuer's Insider Trading Policy and rules. Further, all such transactions may need to be pre-cleared in writing by the issuer's counsel to the Adviser's Investment Compliance Committee. Once approved, all trades for the Adviser's clients, if any, are executed prior to those of any employee.

4.        Exempted Transactions
          ---------------------

          The prohibitions of Section 3 of this Code shall not apply to:

          (a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

          (b) Purchases, which are part of an automatic dividend reinvestment, plan.

          (c) Purchases, which are part of a systematic withdrawal from a bank, account (e.g., a monthly investment in a mutual fund.

          (d) Purchase effected upon the exercise of rights issued by an issuer pro rate to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

5.        Reporting
          ---------

          (a) Every access and non-access person must direct his or her broker to provide the Investment Compliance Committee with duplicate copies of all trading statements.

          (b) Every access and non access person shall report to the Investment Compliance Committee, the information described in Section 5(c) of this Code with respect to transactions in any security that does not require pre-approval by CRM's Investment Compliance Committee in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

          (c) Every report (the Personal Securities Transaction Report) shall be made not later than 10 calendar days after the trade date in which the transaction to which the report relates was effected, and shall contain the following information:

               (i) The date of the transaction, the title and the number of shares or the par value of each security involved;

               (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               (iii) The price at which the transaction was effected; and


          (d) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates. A copy of the Adviser's Securities Trading Compliance Policy is attached hereto as Appendix II.

6.        Sanctions
          ---------

          Upon discovering a violation of this Code, the Investment Compliance Committee of the Adviser may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Managers of the Company and Board of Trustees of any Fund that the Company serves as Adviser.

7.        Insider Trading
          ---------------
          The Board of Directors of the Adviser has adopted a policy statement on insider trading and conflicts of interest (the "Policy Statement"), a copy of which is attached hereto as Appendix I. All access persons are required by this Code to read and familiarize themselves with their responsibilities under the Policy Statement. All access persons shall sign a copy of the Policy Statement, and the Investment Compliance Committee, shall maintain a copy of each executed Policy Statement. The adviser has implemented a Securities Trading Compliance Policy attached hereto as Appendix II. All employees are required to comply with the procedures outlined in this policy.

                  POLICY STATEMENT ON INSIDER TRADING SUMMARY


The following summary is intended to assist you in understanding what is prohibited and what is permissible, as more fully detailed in the Policy.

          1. You are prohibited from trading securities while in possession of material, non-public information. You may not trade, either personally or on behalf of others, including clients, while in possession of such insider information, and you may not communicate such information to others.

          2. The Policy applies to all directors, access and non-employees of CRM, and also covers trading by your spouse, minor children and adult members of your household.

          3. Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company's securities, such as earnings results, dividend changes or proposed mergers or acquisitions.

          4. Information is "non-public" when it has not been disseminated broadly to investors in the marketplace.

          5. Before executing any trade for yourself or others, including clients, you should determine whether you have access to material, non-public information. If you think you do, you should do the following:

               * Report the information and proposed trade immediately to the chief investment officer(s).

               * Do not purchase or sell the securities on behalf of yourself or others, including clients.

               * Do not communicate the information to anyone other than the chief Compliance Committee.

               * After the Investment Compliance Committee has reviewed the issue, CRM, will determine whether the information is material and non-public and, if so, what action should be taken.

          6. You should be particularly careful when you have contact with, or obtain non- public information about, public companies.

          7. You should also exercise particular caution any time you become aware of non- public information regarding a tender offer.

                                  APPENDIX I


                        Cramer Rosenthal McGlynn, LLC.
                      Policy Statement on Insider Trading


The following policies have been established to aid employees and other persons associated with CRM in avoiding "insider trading". All employees and other persons must follow these policies or risk serious sanction, including dismissal, substantial personal liability and criminal penalties. If an employee or other person has a question about these procedures, such person should contact CRM's Investment Compliance Committee.

I.        Description of Insider Trading

          The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not someone is an "insider") and to communications of material non-public information to others.

          While the law concerning "insider trading" is not static, it is generally understood that the law prohibits:

          * trading by an insider while in possession of material non-public information; or

          * trading by an non-insider while in possession of material non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

          *    communicating material non-public information to others.

          The elements of "insider trading" and the penalties for such unlawful conduct are discussed below:

          A.   Who is an Insider?

               The concept of "insider" is broad. It includes all employees of a company. In addition, a person can be a "temporary insider" if he/she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountant, consultants, bank lending officers and the employees of such organizations. In addition, an employee of CRM may become a temporary insider for a company it advises or for which it performs other services. According to the Supreme Court, the company must expect an outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

         B.    What is Material Information?

               Trading on inside information is not a basis for liability unless the information is material. "Material information" is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his/her investment decisions or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that employees should consider material includes but it not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

               Material information does not have to relate to a company's business. For example, in Carpenter v. U.S. 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter for The Wall Street Journal was found criminally
                              -----------------------
               liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether
                                         -----------------------
               those reports would be favorable or not.

          C.   What is Non-Public Information?

               Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters
                                                                   -------
               Economic Services, The Wall Street Journal or other publications
               ------------------------------------------
               of general circulation would be considered public.

          D.   Penalties

               Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties include:

               *    civil injunctions;

               *    treble damages;

               *    disgorgement of profits;

               *    jail sentences;

               * fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

               * fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the profit gained or loss avoided.

               In addition, any violations or this Policy Statement on Insider Trading will be subject to the sanctions described in Section VI. Of the Code.

II.       Identifying Inside Information

          Before an employee enters into a transaction in the securities of a company about which he/she may have potential inside information, the following questions must be resolved:

          A. Is the information material? Is this information that an investor would consider important in making his/her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

          B. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters Economic Services,
                                                     --------------------------
               The Wall Street Journal or other publications of general
               -----------------------
               circulation?

          If, after consideration of the above, the employee believes that the information is material and non-public, or if he/she has any questions as to whether the information is material and non-public, the employee must take the following steps:

          *    report the matter immediately to the Investment Compliance
               Committee;

          * refrain from purchasing or selling the securities in a personal securities transaction or on behalf of others, including CRM's client accounts;

          * refrain form communicating the information inside or outside CRM, other than to the Investment Compliance Committee; and

          * after the Investment Compliance Committee has reviewed the issue, the employee will be instructed to continue the prohibitions against trading and communications, or will be allowed to trade on and communicate the information.


III.      Restricting Access to Material Non-Public Information

          Information in the possession of any employee that may be considered identified as material and non-public may not be communicated to anyone, including persons within CRM, except as provided in Section II.B. above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed and access to computer files containing material non-public information should be restricted.

IV.       Resolving Issues Concerning Insider Trading

          If, after consideration of the items set forth in Section II.B. above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures or as to the propriety of any action, it must be discussed with the Chief Investment Officer(s) before trading on or communicating the information to anyone. Revised June 2001

                               Revised June 2001


                                   APPENDIX II


                     SECURITIES TRADING COMPLIANCE POLICY



All access employees/shareholders of Cramer Rosenthal McGlynn, LLC. ("CRM") shall maintain accounts on CRM's system. Each access employee is obligated to supply CRM with all holdings. This includes the physical certificates. All access employees are encouraged to conduct all security trades through CRM's trading department for themselves and their immediate family [one's spouse and dependents (including parents if the employee provides a majority of support) and any trades in which the employee has a direct or indirect beneficial interest (such as a beneficiary of a trust)]. All trades (whether placed through our trading desk or done independently) shall be approved in advance, in writing, by a member of CRM's Investment Compliance Committee using the Company's Pre-Clearance form.. In addition, all employees must have copies of monthly statements sent directly to CRM's Investment Compliance Committee.

All employees shall complete and execute a quarterly certificate which states that the employee has complied with all of the securities trading policies of CRM including making the required disclosures. A form of such certificate is also attached.


Stock purchases and sales in corporations in which any Cramer Rosenthal McGlynn, LLC, Officer or family member is an Officer or Director, or owns greater than a 4.9% interest are specifically restricted and must be approved in advance by two members of CRM's Investment Compliance Committee. A list of restricted as well as a list showing the companies in which CRM holds a 4.9% or interest or greater are circulated periodically.






Acknowledged & Agreed to the above


By:___________________________

                   SECURITIES TRADING COMPLIANCE CERTIFICATE


The undersigned employee has been provided with a copy of Cramer Rosenthal McGlynn, LLC's Code of Ethics Concerning Personal Securities Transactions, Policy Statement on Insider Trading and the Securities Trading Compliance Policy and hereby acknowledges that for the quarter ended ________________, 200_, the employee is in full compliance with such policy including but not limited to having made all the required disclosures to the Investment Compliance Committee. In addition, all employees are obligated to supply CRM with all holdings. This includes physical certificates.

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

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                                 Page 15 of 15